Rennova Health, Inc.

Interview with Uptick Newswire: March 2018

Jolly: On today’s show we have a returning guest. And I tell you what, there has been a lot of talk out there on the message boards and the chatter rooms, but today we are going to set it straight. Coming back on the show is Rennova Health Inc. They were on the show back on February the 27th of 2018. They trade on the NASDAQ, ticker symbol RNVA, and with us today is the CEO and President of the company, going to answer a lot of questions, going to set the record straight for us, is Seamus Lagan. Seamus welcome back to the program, I greatly appreciate you coming back on.

Lagan: Everett, thanks very much, and just to correct we are NASDAQ OTCQB, so not quite the full NASDAQ listing but thank you.

Jolly: Thank you, I am glad you set that straight. Well, I recognize you guys have a previous filing that the year 2017 was a difficult year for you guys. But what can we expect to see the benefits in the first quarter, since you guys are going to have the first hospital quarters on that, when do you expect the filing of the audited financial statements to be out?

Lagan: The hospital will actually benefit the last quarter 2017 numbers. Obviously we opened it in August 2017. Revenue recognition dictates that we have to be careful until we have a little history over us, so we intend to be conservative with our collection rate against our gross revenue. But we expect a contribution in our last quarter and that contribution to continue to grow as we get into this year. We have said before publicly that that hospital will add $1.0 million a month to our collectible revenues. So well on track to do that Everett and looking forward to the rest of the year, with a little bit of extra growth maybe on top of that. The audited financials for 2017, the 10-K. I doubt we are going to get that finished up and out by Friday evening, coming into the holiday weekend. But we will get it out very early after the holiday here in the next week or 10 days. We are looking forward to getting that out so everyone can see the numbers and get an update as to where we are at.

Jolly: Here is what I am excited about and about having you back on my show, is about you guys taking ownership of the 85-bed hospital in Jamestown, Tennessee. Where are we at in that whole process?

Lagan: You know the diligence is going very well, both parties, the sellers and ourselves well into that diligence and that process. Current target, Everett, is to take ownership on the first of May, I don’t see anything at the moment that could delay that. Looking forward to taking ownership of that hospital. I still believe that having that larger hospital, 38 miles away, less than one hour from the one we opened in Oneida last year is going to be a big advantage to the company. You know look, back to what you said, about the boards, there have been rumors in the marketplace that we would close the first hospital and just operate the bigger one. I want to say very clearly, these two hospitals complement each other, it’s a long term partnership between these two hospitals in a local geographic area that we believe will work very well for both the community and ourselves.

Jolly: Well the first one in Oneida is 25-beds and the other is 85-beds. My question to you is can you give us any indication what your target revenues might be for the second hospital in 2018.

Lagan: You know Everett, it hasn’t been broken out separately, I don’t think there is any specific financial information available on that hospital on its own compared to the one in Oneida. For the year we are doing $1.0 million a month, the target is $1.0 million a month in Oneida. We’ll be looking at how to make that second hospital generate revenues anywhere from $15 - $20 million a year, we think it’s very capable of that and probably more. So that’s our target, we look at an investment opportunity to give us those levels of revenue. So that combined, if you look at those two hospitals and our existing business, our target for the year is to have, at least on a run-rate basis back up into $35 - $40 million of revenue. I believe that is a target we can achieve this year, we’ve talked about our core business for the last couple of years, the lab business and we haven’t managed to get it back into the numbers we achieved back in 2014-2015. But these hospitals will allow us to get the revenues back up again so looking forward to delivering some success in that.

Jolly: I want to change gears and talk about some metrics. Your stock price is just a tad over one cent and your market cap is around $5.9 million. You seem so grossly undervalued here, I was wanting to know if you might be able to elaborate a little bit on the metrics of where we are at and where we are going forward.

Lagan: I think the public marketplace obviously takes time to absorb information. It’s obviously looking at historical information, well publicized our 2016 and 2017 were difficult years, looking forward to I believe a different valuation before this year is over. I firmly believe that if we can achieve the revenue target we just mentioned, even with a small profit I think our current value as you said is perhaps unfair. That said, you do have to look at, we did have to raise a lot of money in the last two years, mechanisms at this level of the small cap marketplace have been dilutive. So I can understand investors and shareholders wanting us to get just another quarter or two over us so that those historical numbers that they depend on prove that we are actually delivering what we say we can.

Jolly: My guest today is Seamus Lagan. He is the CEO and President of Rennova Health, Inc. They trade on the OTCQB, ticker symbol RNVA. Even though you guys have done a lot of acquisitions in the past, going forward do you think you will have any additional acquisitions other than the Jamestown, Tennessee one?

Lagan: In the longer term in the future, absolutely. We like this model, we like making an acquisition at a reasonable cost basis, we see value in that. In the interim, I think the prudent thing for the company is to completely integrate these two acquisitions and demonstrate to the investment community that we are capable of delivering growth and revenue and profits from these rural hospitals, from this sector. I think that’s what our focus will have to be for at least the next six months. It’s a long time to the end of the year, Everett, if an opportunity arises or if we get something offered at a reasonable purchase price we’ll always consider it. But for now we need to prove to our investors, prove to the investment community what we are capable of.

Jolly: I don’t want to put any words in your mouth but the last time you were on my show you announced your intention to spin off the software and IT division to your shareholders. Is that still your intention and what is your timeframe?

Lagan: That is still our intention, Everett, we do believe the business, the IT software division has had a significant investment over the last few years and we believe that it will probably get a better valuation, provide better value for our shareholders as a separately treated entity. It is subject to meeting the regulatory requirements and making the filings subject to some of the covenants in our financing arrangements. But we are separating the financial statements as part of our audit and we do intend to complete a Form 10, again subject to the relevant permissions and regulations. The hope would be that gets completed in the next 3 – 6 months if at all possible. Like I said I think there is a lot of value there, the board believes that the best way to release that value and let that division grow on its own, is to separate it from the core, what is now becoming the core hospital sector business.

Jolly: I would like to give my own disclosure. I currently own 500,000 shares of RNVA. I didn’t receive any shares from the company. I bought these all on the open market and paid with my hard-earned money. I believe in the company. I think it is grossly undervalued here but that’s one guy’s opinion, that’s my opinion. Seamus in closing here is there anything we didn’t get a chance to touch upon, that you would like to illustrate out there to the listeners?

Lagan: I think we covered they key points Everett. I do appreciate your invite back, I know you’re keen to have an update on a more regular basis. And I certainly appreciate the opportunity to get that information out there, so thank you for facilitating that. I think you covered it. We’re just looking forward to delivering for our shareholders and as I said looking forward to a year of growth in revenue and profits.

Jolly: Well it’s a pleasure to have you back on the show. I am a big fan of yourself and your company and what you guys are doing out there. Please don’t hesitate ever to come back on my show. I wish you nothing but continued success and hopefully you’ll come back on here in about 30 or 40 days.

Lagan: Thank you very much Everett.